Exhibit 10.2

PROMISSORY NOTE

$17,000,000.00	June 25, 2015

FOR VALUE RECEIVED, the undersigned, CIO PLAZA 25, LIMITED PARTNERSHIP, a Delaware limited partnership (“Borrower”), promises to pay to the order of GUARANTY BANK AND TRUST COMPANY (“Bank”) at 1331 17th Street, Denver, Colorado 80202, or at such other place as Bank may, from time to time designate in writing, the principal sum of SEVENTEEN MILLION AND NO/100THS U.S. DOLLARS ($17,000,000.00), or so much thereof as may be disbursed from time to time, together with interest thereon payable as specified in this Note. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Loan Agreement (defined below).

1.        Interest Rate.   Interest on this Note shall accrue from and after the date of disbursement and until the Maturity Date (as defined herein) at a fixed rate equal to four and one-tenth of one percent (4.10%) per annum (the “Interest Rate”). Interest shall be calculated on actual days outstanding based on a 360-day year. Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error. The Interest Rate is not necessarily the lowest rate charged by Bank on its loans, and Borrower understands that Bank may make loans based on other rates as well.

2.        Payment and Maturity Date.   Principal and interest shall be payable as follows:

(a)        in arrears, commencing on the first (1st) day of August, 2015, and on the first (1st) day of each month thereafter through July 1, 2017, monthly payments of interest only accrued on the outstanding principal balance of this Note shall be due and payable; and

(b)        in arrears, commencing on first (1st) day of August, 2017, and continuing on the first (1st) day of each calendar month thereafter through the Maturity Date, a monthly payment of principal and interest in an amount sufficient to amortize the outstanding principal balance of this Note, at the Interest Rate, over a thirty (30) year period; and

(c)        all accrued and unpaid interest and all unpaid principal and all other sums due under this Note shall be due and payable in full on June 25, 2025 (“Maturity Date”). Borrower acknowledges that a “balloon” payment of all outstanding principal and interest will be due on the Maturity Date.

3.        Prepayment

(a)        Upon not less than three (3) days prior written notice to Bank, Borrower shall have the privilege of prepaying the outstanding principal amount, in whole or in part; provided, however, as a condition precedent to any such prepayment, Borrower shall, in addition to such prepaid principal, pay to Bank: (i) all other amounts then due and payable under the Loan Documents including, without limitation, all accrued but unpaid interest, and (ii) the amount prepaid is accompanied by a premium (such premium, the “Prepayment Premium”) equal to: (A) 5% of the principal amount prepaid, if paid at any time during the First Loan Year, (B) 4% of the principal amount prepaid, if paid at any time during the Second Loan Year, (C) 3% of

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the principal amount prepaid, if paid at any time during the Third Loan Year, (D) 2% of the principal amount prepaid, if paid at any time during the Fourth Loan Year, (E) 1% of the principal amount prepaid, if paid at any time during the Fifth Loan Year, and (F) 0% of the principal amount prepaid, if paid at any time after the Fifth Loan Year. Partial prepayments shall not reduce or postpone regular installment payments otherwise due under this Note. The term “First Loan Year” shall mean the period commencing on the date hereof and ending on June 24, 2016. The term “Second Loan Year” shall mean the period commencing on June 25, 2016, and ending on June 24, 2017. The term “Third Loan Year” shall mean the period commencing on June 25, 2017, and ending on June 24, 2018. The term “Fourth Loan Year” shall mean the period commencing on June 25, 2018, and ending on June 24, 2019. The term “Fifth Loan Year” shall mean the period commencing on June 25, 2019, and ending on June 24, 2020.

(b)        Upon the occurrence of an Event of Default, and acceleration of the indebtedness hereunder, Borrower agrees that the Prepayment Premium, if any, calculated as if full prepayment were made on the date of such acceleration, shall apply and any tender of payment by or on behalf of Borrower of the amount necessary to satisfy, pay or cure such indebtedness at any time before or at any foreclosure sale shall constitute an evasion of the prepayment provisions set forth in this Note and shall be deemed to be a voluntary prepayment and such payment shall be accompanied by the Prepayment Premium, if any, provided above and Bank shall not be obligated to accept any such tender of payment unless such tender of payment includes the Prepayment Premium. Bank shall be entitled at any such foreclosure sale to include the amount of the Prepayment Premium as part of the indebtedness hereunder. No Prepayment Premium shall be due in the event this Note is prepaid in whole or in part due to the application of insurance or condemnation proceeds as required by the Loan Documents.

4.        Default and Acceleration.   Upon the occurrence of an Event of Default, as defined in the Loan Agreement, at the option of the holder hereof exercised during the continuance of such Event of Default, the entire indebtedness evidenced hereby including, but not limited to, all principal, accrued and unpaid interest, late charges, accrued and unpaid default interest, costs of collection and other amounts, shall at once and without notice become fully due and payable, and all liens given to secure the payment of this Note may be immediately foreclosed and Bank may pursue all rights and remedies available under this Note and any other or further instrument securing payment of this Note.

5.        Default Rate of Interest; Late Charge.   Upon and during the continuance of an Event of Default, Borrower promises to pay interest on the principal balance of this Note together with all sums then and thereafter due and owing under the Note or the Loan Documents then outstanding at a rate of interest (“Default Rate”) equal to the Interest Rate plus five percent (5%). All interest which has accrued at the Default Rate shall be paid at the time of and as a condition precedent to the curing of any Event of Default under any statutory or other right to cure. Failure to require interest at the Default Rate or charge such increased interest upon any Event of Default shall not be a waiver of the right to do so at any future time or with respect to any other Event of Default. With the exception of such amounts which are due upon the Maturity Date, in the event any payment of principal, interest, or other sum due in connection with the Loan is not made within fifteen (15) days after the due date, Bank may, at its option, and upon notice to Borrower, require the payment of a late charge in the amount of five percent (5%) of the delinquent sum (“Late Charge”). Borrower acknowledges that Bank will incur extra

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expenses for the handling of the delinquent payment and servicing the indebtedness evidenced hereby, and that the exact amount of these extra expenses is extremely difficult and impractical to ascertain, but that the Late Charge is a fair approximation of the expense so incurred by Bank.

6.        Remedies Cumulative.   The rights or remedies of Bank provided in this Note and any instrument securing payment of this Note shall be cumulative and concurrent and may be pursued singly, successively, or together against Borrower and the real property described in the Loan Documents, and any other funds, property or security held by Bank for the payment hereof or otherwise at the sole discretion of Bank. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of such rights or remedies or the right to exercise them at any later time.

7.        Forbearance.   Any forbearance of Bank in exercising any right or remedy hereunder or under the Loan Documents, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by Bank of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of Bank’s right to either require prompt payment when due of all other sums payable hereunder or to declare a default for failure to make prompt payment of such other sums payable hereunder following applicable notice and cure periods. Bank shall at all times have the right to proceed against any portion of the security held for this Note in such order and in such manner as Bank may deem fit in accordance with the terms and conditions of the Loan Documents without waiving any rights with respect to any other security. No delay or omission on the part of Bank in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.

8.        Right of Setoff.   In addition to all liens upon, and the rights of setoff against, the monies, securities and other property of Borrower given to the Bank, the Bank shall have a security interest in, and a right of setoff against, all of Borrower’s deposit accounts at Bank, all monies, securities and other property of Borrower, now or hereafter in the possession of the Bank, whether for safekeeping or otherwise. Upon the occurrence of an Event of Default and the expiration of all applicable cure periods, the Bank shall have the immediate right, to be exercised only during the continuance of an Event of Default, without notice to take amounts due from any deposit balances Borrower has with the Bank, regardless of any penalty that may apply when the Bank exercises such right, and apply such amounts for the outstanding balance of amounts due under this Note; provided, however, that Bank shall not apply any amounts held by Borrower for third parties to the outstanding balance of the amounts due under this Note.

9.        Application of Payments.   All payments made on this Note shall be applied first to any collection of reasonable costs Bank may have incurred by procuring Borrower’s performance hereunder, then to payment of all late charges, then to payment of the interest then accrued and due on the unpaid principal balance of this Note, then to any other sums due to Bank under the Loan Documents, and the remainder of all such payments shall be applied to the reduction of the unpaid principal; provided, however, Bank shall have the right, at its option, to apply payments in any other order it determines. Funds shall be deemed received by Bank on the next Business Day if not received by 3:00 p.m. local time at the location where payments hereunder are to be made.

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10.        Borrower’s Waivers.   Borrower waives presentment, protest and demand, notice of protest, demand and of dishonor and non-payment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of Borrower. Borrower further agrees that at any time and from time to time without notice the security described in the Loan Documents may be released in whole or in part.

In addition, Borrower waives and agrees not to assert: (a) any right to require holder to proceed against Borrower or any Guarantor, to proceed against or exhaust any security for the Note, to pursue any other remedy available to Bank, or to pursue any remedy in any particular order or manner; (b) to the extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof; (c) to the extent permitted by law, the benefits of any legal or equitable doctrine or principle of marshalling; (d) notice of the existence, creation or incurring of new or additional indebtedness of Borrower to Bank; (e) the benefits of any statutory provision limiting the liability of a surety, to the extent applicable; (f) any defense arising by reason of any disability or other defense of Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the liability of Borrower for payment of the Note; and (g) to the extent permitted by law, the benefits of any statutory provision limiting the right of Bank to recover a deficiency judgment, or to otherwise proceed against any person or entity obligated for payment of the Note, after any foreclosure or trustee’s sale of any security for the Note.

11.        Usury.   In the event the interest provisions hereof or any exactions provided for herein or in the Loan Documents or any other instrument securing this Note shall result, because of any reduction of principal, or for any reason at any time during the life of this Loan, in any effective rate of interest which, for any month, transcends the limit of the usury or any other law applicable to the Loan, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied, without any liability for a Prepayment Premium, upon principal immediately upon receipt of such moneys by Bank, with the same force and effect as though the payor had specifically designated such extra sums to be so applied to principal and Bank had agreed to accept such extra payment as a premium-free prepayment, notwithstanding anything to the contrary in any Loan Document. In no event shall any agreed to or actual exaction as consideration for this Loan transcend the limits imposed or provided by the laws applicable to this transaction or Borrower hereof in the jurisdiction in which the land is located for the use or detention of money or for forbearance in seeking its collection.

12.        Loan Documents.   This Note is executed by Borrower in connection with that certain Loan Agreement made by and between Borrower and Bank dated as of the date hereof (the “Loan Agreement”), and this Note is secured by, among other things, a Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents and Revenues dated as of the date hereof, on real estate situated in the County of Arapahoe, State of Colorado (“Deed of Trust”), a Guaranty Agreement (the “Guaranty”) of even date herewith executed by City Office REIT Operating Partnership, L.P., a Maryland limited partnership (collectively, the “Guarantor”), and other documents and instruments executed by Borrower and/or Guarantor evidencing and securing repayment of the Loan (collectively, the “Loan Documents”). As used herein, the term “Obligations” shall mean those obligations of Borrower as evidenced by this

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Note, the Loan Agreement, and the other Loan Documents. The Loan Agreement and the Deed of Trust contain provisions for the acceleration of the maturity of this Note. In the event of any conflict between any provision of the Loan Agreement and any provisions of this Note, the provision of the Loan Agreement shall control.

13.        Preferential Payment.   Borrower agrees that to the extent Borrower or any Surety makes any payment to Bank in connection with the indebtedness evidenced by this Note, and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Bank or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (any such payment is hereinafter referred to as a “Preferential Payment”), then the indebtedness of Borrower under this Note shall continue or shall be reinstated, as the case may be, and, to the extent of such payment or repayment by Bank, the indebtedness evidenced by this Note or part thereof intended to be satisfied by such Preferential Payment shall be revived and continued in full force and effect as if said Preferential Payment had not been made.

14.        Governing Law; Jurisdiction.   This Note is to be governed according to the laws of Colorado, without giving effect to principles of conflict. Without limiting the right of Bank to bring any action or proceeding against Borrower or against any property of Borrower (an “Action”) arising out of or relating to this Note or any indebtedness evidenced hereby in the courts of other jurisdictions, Borrower hereby irrevocably submits to the jurisdiction, process and venue of any Colorado State or Federal court sitting in Denver, Colorado, and hereby irrevocably agree that any Action may be heard and determined in such Colorado State court or in such Federal court. Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defenses of lack of jurisdiction over any person, inconvenient forum or improper venue, to the maintenance of any Action in any jurisdiction.

15.        Binding Effect.   This Note shall be binding upon Borrower and its successors and assigns and shall inure to the benefit of Bank, and any subsequent holders of this Note, and their successors and assigns.

16.        Notice.   All notices, demands, and requests required or permitted in connection with this Note shall be given at the place and in the manner provided in the Loan Agreement for the giving of notices.

17.        Business Purpose; Time.   The undersigned hereby represents that the proceeds of the Loan evidenced by this Note will be used for a commercial or business purpose. Time is of the essence with regard to the performance of the obligations of Borrower in this Note and each and every term, covenant and condition herein by or applicable to Borrower.

18.        Attorneys’ Fees.   Borrower shall pay, upon demand, all reasonable attorneys’ fees incurred by Bank in connection with any Default or Event of Default and in any proceeding brought to enforce any of the provisions of this Note.

19.        Interpretation and Incorporation.   As used in this Note, the term “Bank,” shall include each subsequent transferee and/or owner of this Note, whether taking by endorsement or

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otherwise. As used in this Note, the word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.”

20.        Severability.   If any provision of this Note is, for any reason and to any extent, invalid or unenforceable, then neither the remainder of this Note, or the application of the provision to other persons, entities or circumstances, nor any other document referred to in this Note, shall be affected by such invalidity or unenforceability, and there shall be deemed substituted for the invalid or unenforceable provision the most similar provision which would be valid and enforceable under applicable law.

21.        Joint and Several Obligations.   The obligations of Borrower hereunder are independent of the obligations of Guarantor who has executed and delivered the Guaranty. Bank may maintain successive actions for defaults. Bank’s rights hereunder shall not be exhausted by its exercise of any of its rights and remedies or by any such action or by any number of successive actions until and unless the Obligations have been paid and fully performed.

22.        Limited Recourse.   Notwithstanding anything to the contrary herein or in any of the other Loan Documents, the Loan Documents shall impose no personal liability on, and the Bank shall neither seek nor take any deficiency or monetary judgment against, any partners of Borrower (whether general or limited) or against any property of the partners of Borrower, other than as specifically set forth in the Guaranty Agreement or Environmental Indemnity Agreement.

23.        WAIVER OF JURY TRIAL.     BORROWER, AND BY BANK’S ACCEPTANCE HEREOF, BANK, HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, THE LOAN AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COLLATERAL ARISING THEREFROM OR CONNECTED THERETO. BORROWER AND BANK EACH REPRESENT TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

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IN WITNESS WHEREOF, Borrower has duly executed this Note as of the day and year first above written.

BORROWER: CIO PLAZA 25, LIMITED PARTNERSHIP, a Delaware limited partnership
By:	CIO Plaza 25 GP, LLC, a Delaware limited liability company, its general partner

	By:	/s/ Anthony Maretic
	Name:	Anthony Maretic
	Title:	TREASURER

Province OF British Columbia)

City OF Vancouver)

The foregoing instrument was acknowledged before me this 23rd day of June, 2015, by Anthony Maretic, as Treasurer if CIO Plaza 25 GP, LLC, a Delaware limited liability company, the general partner of CIO Plaza 25, Limited Partnership, a Delaware limited partnership.

Witness my hand and official seal.

My Commission Expires:       ON DEATH

[SEAL]

Signature Page

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